Exhibit 99.1

NEWS RELEASE For Further Information Contact:

Mark C. Walker, COO

Capital Title Group, Inc.

(480) 624-4200

FOR IMMEDIATE RELEASE Rudy R. Miller, Chairman

The Miller Group

Investor Relations for the Company

(602) 225-0504

ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS SECOND QUARTER AND

SIX-MONTHS RESULTS

PHOENIX, ARIZONA, August 1, 2006 -- Capital Title Group, Inc. (Nasdaq-NM: CTGI) - named for a second consecutive year in FORTUNE'S 100 Fastest Growing Companies in America in 2005 -- is a national provider of title, appraisal, flood and other transaction services to the real estate and mortgage lending industries.

Capital Title today reported revenue of $84.9 million for the second quarter ended June 30, 2006, a decrease of 19.8% compared to revenue of $105.8 million in the same quarter of 2005. The revenue decrease in the second quarter is primarily attributable to a general decline in real estate market activity in 2006 compared to the prior year, a result of the increase in mortgage interest rates. Earnings attributable to common shares for the second quarter ended June 30, 2006 were $2.7 million or $.09 per diluted share on weighted average shares outstanding of 31.0 million shares compared to the second quarter ended June 30, 2005 when earnings attributable to common shares were $7.2 million or $.30 per diluted share on weighted average shares outstanding of 24.2 million shares. The increase to the number of shares is a combination of 6.0 million shares issued in the company's pubic offering completed in November 2005 and the shares issued on exercise of employee options and warrants.

In addition to the impact of lower revenues, other factors that contributed to the reduction in net income for the second quarter ended June 30, 2006 mentioned above include increased costs associated with legal costs pursuant to actions brought against a competitor claiming unfair business practices in the recruitment of certain employees of the company and professional fees associated with the pending acquisition of Capital Title by LandAmerica Financial Group, Inc. (LandAmerica), along with the requirement to expense stock options beginning January 1, 2006. The combined impact of these items on the quarter ended June 30, 2006 compared to the same period in 2005 was approximately $.03 per share.

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"We have seasoned title industry executives that lead each of our subsidiaries and who have direct operational experience through the various cycles that normally occur in the real estate market. Management is focused on revenue opportunities as well as managing operational costs in today's market environment," commented Donald R. Head, chairman of the board, president and chief executive officer. "Our outstanding employees are committed to premium client service, which has been a major component of Capital Title's growth and success.

"Our planned merger with LandAmerica continues to move forward. As announced in early July, our special meeting of stockholders will be held on August 10, 2006 where stockholders will be asked to approve the proposed merger. The closing of the transaction is dependent on stockholder approval and obtaining all necessary regulatory approvals."

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc., NAC1031 Exchange Services, 1031 ExchangePoint, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California, Florida, Nevada, New York, Pennsylvania and Texas through its underwriting subsidiary, United Capital Title Insurance Company. The combined companies have in excess of 2,200 employees.

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Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans to merge with LandAmerica; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions including risks associated with the company's acquisition by LandAmerica, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(in thousands, except per share data)
Revenue	$ 84,915	$ 105,840	$ 164,163	$ 190,324
Expenses	80,072	92,676	158,309	173,595
Income before income taxes	4,843	13,164	5,854	16,729
Income tax expense	2,170	5,642	2,610	7,076
Net income	2,673	7,522	3,244	9,653
Dividends on preferred stock	-	350	-	695
Earnings attributable to common stock	$ 2,673	$ 7,172	$ 3,244	$ 8,958
Net Income per common share: Basic Diluted	$ 0.09 $ 0.09	$ 0.33 $ 0.30	$ 0.11 $ 0.11	$ 0.41 $ 0.37
Weighted average number of common shares outstanding Basic	29,928,763	21,959,488	29,601,746	21,792,736
Diluted	31,044,524	24,214,259	30,570,886	24,115,045

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